JPM AGREEMENT

This JPM Agreement (this “Agreement”), dated as of June 21, 2021, is entered into by and between Sky Quarry Inc., a Delaware corporation (the “Company”), and JPMorgan Chase Bank, N.A. (“JPM”).

RECITALS

WHEREAS, JPM owns shares of the Company’s capital stock;

WHEREAS, JPM, the Company and the other stockholders of the Company were previously parties to that certain Stockholders Agreement dated as of September 24, 2020 (as amended, the “Stockholders Agreement”); and

WHEREAS, JPM and the Company deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with JPM’s investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, including, but not limited to, the termination of the Stockholders Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Board” means the Board of Directors of the Company.

“Business” means the business of environmentally clean technology for the extraction of hydrocarbons from mined hydrocarbon bearing ores, sands or shale, and recycling hydrocarbons from applicable solid waste sources, such as recycled asphalt shingles or contaminated soils, utilizing proprietary licensed green recovery technology with end production of environmentally clean oil and petroleum products.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required to close.

“Bylaws” means the bylaws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as filed on June 4, 2019 with the Secretary of State of the State of Delaware and as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Claimant” has the meaning set forth in Section 11(k)(ii).

“Common Stock” means the common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Competitor” means any Person that directly or indirectly competes with the Company in the Business (or any portion thereof) and/or whose business is or includes the Business (or any portion thereof).

“Dispute” has the meaning set forth in Section 11(k)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Fiscal Year” means for financial accounting purposes, January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Issuance Triggering Event” has the meaning set forth in Section 4(a).

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Note” has the meaning set forth in Section 4(a).

“Organizational Documents” means the Bylaws and the Certificate of Incorporation.

“Percentage Interest” for JPM means, a percentage calculated by dividing the number of shares of Common Stock held by JPM by the aggregate number of shares of Common Stock then issued and outstanding (excluding any Restricted Stock issued pursuant to the Stock Plan).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Stockholder or any Affiliate of a Stockholder or any director, officer or employee of the Company (other than employment agreements entered into between the Company and an employee of the Company in the ordinary course of business), as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Request” has the meaning set forth in Section 11(k)(ii).

“Respondent” has the meaning set forth in Section 11(k)(ii).

“Restricted Stock” has the meaning given to such term in the Stock Plan.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Stock Options” has the meaning given to such term in the Stock Plan.

“Stock Plan” means that the Company’s Stock Plan adopted as of March 27, 2020.

“Stock Plan Percentage” means a percentage calculated by dividing (a) the number of issued and outstanding shares of Common Stock issued under the Stock Plan (which for purposes of such calculation, shall include, without duplication: (i) Restricted Stock, (ii) shares of Common Stock issued in connection with the exercise of a Stock Option, and (iii) shares of Common Stock assuming the full exercise of all issued but unexercised Stock Options) by (b) the aggregate number of shares of Common Stock then issued and outstanding (including all issued and outstanding shares of Restricted Stock and shares of Common Stock assuming the full exercise of all issued but unexercised Stock Options).

“Stockholder” means each Person who holds Common Stock of the Company.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Gross-Up” has the meaning set forth in Section 4(c).

2.Consent Right. Notwithstanding the foregoing and in addition to any vote or consent of the Board or the stockholders of the Company required by Applicable Law, the approval of JPM shall be required with respect to the following actions by the Company, directly or indirectly:

(a)(i) make any material change to the nature of the Business conducted by the Company or (ii) enter into any business other than the Business;

(b)grant any Stock Option or issue any Restricted Stock to any Person under the Stock Plan if, immediately following such grant, the Stock Plan Percentage would exceed 10%;

(c)enter into or amend any material term of (i) any employment agreement or arrangement with any senior key employee, (ii) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of any senior key employee, (iii) any stock option, employee stock purchase or similar equity-based plans, (iv) any benefit, severance or other similar plan, or (v) any annual bonus plan or any management equity plan, which consent shall not be unreasonably withheld or delayed;

(d)incur any indebtedness, pledge or grant Liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person in a single transaction or series of related transactions, or in excess of $500,000 in the aggregate at any time outstanding;

(e)enter into, amend in any material respect, waive or terminate any Related Party Agreement other than the entry into a Related Party Agreement that is on an arm's length basis and on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party;

(f)enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person;

(g)enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets;

(h)make any loan, advance or capital contribution to any Person in excess of $500,000;

(i)settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability with a value in excess of $500,000 or agree to the provision of any equitable relief by the Company; or

(j)make any investments in any other Person in excess of $500,000.

3.Observer Rights. As long as JPM or an Affiliate is a stockholder of the Company, the Company shall invite a representative of JPM to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if JPM or its representative is a Competitor of the Company.

4.JPM Issuance Right.

(a)If the Company (i) issues additional shares of Common Stock to the holder (including any assignee) of that certain Convertible Promissory Note issued by the Company to Mark Bishop on April 23, 2020 in the original principal amount of $50,000 (the “Note”) in connection with the conversion of such Note (an issuance pursuant to the foregoing, an “Issuance Triggering Event”), the Company shall issue to JPM, in exchange for no additional consideration, that number of additional shares of Common Stock such that following such issuance, the Percentage Interest of JPM will be equal to the Percentage Interest of JPM immediately prior to such Issuance Triggering Event. JPM shall be entitled to apportion the issuance right hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate and any reference to “JPM” under this Section 0 shall apply to JPM and/or its Affiliates, as applicable.

(b)The Company shall give written notice to JPM within five business days following a Issuance Triggering Event, which notice shall set forth (i) the material terms and conditions of the Issuance Triggering Event and (ii) the number of shares of Common Stock to be issued to JPM pursuant to Section 4(a), which such shares shall be issued or recorded in the Company’s records within 10 business days of the Issuance Triggering Event.

(c)If any additional shares of Common Stock issued to JPM pursuant to Section 4(a) are subject to U.S. federal, state, local or foreign tax as reasonably determined by JPM, the Company shall pay to JPM such additional cash amounts as reasonably determined by JPM to be necessary (after taking into account all U.S. federal, state, local, and foreign taxes payable by JPM in connection with, related to, or arising out of the receipt of such additional cash amounts) to place JPM in the same after-tax position that JPM would have been in had no such U.S. federal, state, local or foreign tax been paid or incurred with respect to such additional shares of Common Stock issued to JPM or such additional cash amounts payable to JPM (the “Tax Gross-Up”).  The Company shall pay such Tax Gross-Up within 10 business days of the Issuance Triggering Event.

5.Financial Statements. In addition to, and without limiting any rights that JPM may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to JPM, the following information:

(a)As soon as available, and in any event within 120 days after the end of each Fiscal Year, the audited balance sheet of the Company as at the end of each such Fiscal Year and the audited statements of income, cash flows and changes in stockholders’ equity for such year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby.

(b)As soon as available, and in any event within 60 days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Chief Financial Officer of the Company.

(c)To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available.

6.Inspection Rights.

(a)Upon at least ten business days’ written notice and for so long as JPM owns at least 10% of the Company’s outstanding Common Stock, the Company shall, and shall cause its officers, directors and employees to, (i) afford JPM and its Representatives, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford JPM the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as JPM may reasonably request upon reasonable notice, which notice shall include JPM’s purpose for such request.

(b)The right set forth in Section 6(a) above shall not and is not intended to limit any rights which JPM may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

7.JPM Representations and Warranties. JPM represents and warrants to the Company that:

(a)JPM is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)JPM has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of JPM.  JPM has duly executed and delivered this Agreement.

(c)This Agreement constitutes the legal, valid and binding obligation of JPM, enforceable against JPM in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement by JPM and the consummation of the transactions contemplated hereby by JPM, require no action by or in respect of, or filing with, any Governmental Authority or any other Person.

8.Company Representations and Warranties. The Company represents and warrants to JPM that:

(a)The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of the Company.  The Company has duly executed and delivered this Agreement.

(c)This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, require no action by or in respect of, or filing with, any Governmental Authority or any other Person, including, without limitation, any Stockholder.

9.Termination. This Agreement shall terminate upon the earliest of:

(a)the consummation of an Initial Public Offering;

(b)the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

(c)the date on which JPM and its Affiliates no longer hold any Common Stock; and

(d)the dissolution, liquidation, or winding up of the Company; or

(e)the written agreement of the Company and JPM.

10.Effect of Termination.

(a)The termination of this Agreement shall terminate all further rights and obligations of the Company and JPM under this Agreement except that such termination shall not effect:

(i)the existence of the Company;

(ii)the obligation of any party to pay any amounts arising on or prior to the date of termination as a result of a breach of this Agreement or otherwise, or as a result of or in connection with such termination of this Agreement;

(iii)the rights which JPM may have by operation of law as a stockholder of the Company; or

(iv)the rights contained herein which, but their terms are intended to survive termination of this Agreement.

(b)This Section 10 and Section 11 shall survive the termination of this Agreement.

11.Miscellaneous.

(a)Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b)Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b)):

If to the Company:	Sky Quarry Inc. 136 E S Temple, Suite 1400 Salt Lake City, UT 84111 Email: david@skyquarry.com Attention: David Sealock
with a copy to (which shall not constitute notice):	Kordestani Legal Partners Inc. 4540 Campus Drive Suite 100 Newport Beach, CA 92660 Email: hpk@kordestanilaw.com Attention: Harrison Kordestani

If to JPM:	JPMorgan Chase Bank, N.A. 4 New York Plaza, 21st Floor New York, New York 10004 Email: Joseph.Saad@jpmorgan.com Attention: Joseph Saad with a copy to (which shall not constitute notice):

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, New York 10004

Email:  kevin.coco@jpmorgan.com

Attention: Kevin Coco

and with a copy to:

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, MO 63101

Email: mkloeppel@thompsoncoburn.com

Attention: Michele Kloeppel

(c)Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(d)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(e)Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)Entire Agreement. This Agreement, and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including, but not limited to, any stockholder agreement entered into by and among the Company and any Stockholder. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, JPM and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

(g)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. JPM and its successors and permitted assigns shall be permitted to assign any of its rights under this Agreement to an Affiliate without the consent of the Company.

(h)No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(j)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

(k)Dispute Resolution.

(i)Subject to Section 11(l), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination or validity thereof (a “Dispute”) shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York City, New York.

(ii)The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (a “Request”). The other party (the “Respondent”) shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30 day period, the arbitrator named in the Request shall decide the Dispute as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

(iii)The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorney's fees and disbursements. Judgement upon award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

(l)Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney's fees and expenses.

(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

SKY QUARRY INC.

By
Name:
Title:
JPM:

JPMORGAN CHASE BANK, N.A.

By
Name:
Title:

[Signature Page to JPM Agreement]